Exhibit 10.2

SPECIALIZED EQUIPMENT EXPORT FACILITY

MASTER REVOLVING NOTE

(Multi-Currency)

US$2,000,000.00	Toronto, Ontario

December 23, 2011

ON THE MATURITY DATE, FOR VALUE RECEIVED, the undersigned, MANITEX LIFTKING, ULC, an Alberta corporation (“Borrower”), promises to pay to the order of COMERICA BANK (“Bank”), a Texas banking association and authorized foreign bank under the Bank Act (Canada) at Bank’s office located at Suite 2210, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, M5J 2J2, or to such other office(s) as Bank may designate in writing from time to time, in lawful currency of Canada, the principal sum of TWO MILLION UNITED STATES DOLLARS (US$2,000,000.00), or the Equivalent Amount in Canadian Dollars, or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon and fees as hereinafter set forth.

This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary, including, without limit, if Bank supplies Borrower with a borrowing formula) in the event that any Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist.

Advances hereunder are available in Canadian Dollars by way of Canadian Prime-based Advances and Advances hereunder are available in US Dollars by way of US Prime-based Advances.

Accrued and unpaid interest on the unpaid balance of each outstanding Canadian Prime-based Advance and US Prime-based Advance, as applicable, hereunder shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether stated herein, by acceleration or otherwise). Interest hereunder shall be computed on the basis of a year of 365 days for Canadian Prime-based Advances and US Prime-based Advances, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Canadian Prime Rate or the US Prime Referenced Rate on the date of each such change.

Principal payments in the amount of the Aggregate Contract Advances, together with all accrued interest thereon, of each Guaranteed Contract shall be due and payable in full upon the earlier of (i) the Scheduled Payment Date, or (ii) the termination (whether by maturity or acceleration) of the EDC Guarantee with respect to such Guaranteed Contract.

All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Payments in respect of Advances in US Dollars shall be made in US Dollars and payments in respect of Advances in Canadian Dollars shall be made in Canadian Dollars. Borrower hereby authorizes Bank to charge any account(s) of Borrower with Bank for any and all sums due hereunder, when due in accordance with the terms hereof.

From and after the occurrence and during the continuance or existence of any Default hereunder, the Indebtedness (as defined below) outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest, in any case, shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Default hereunder.

Borrower shall pay to Bank on or before the date of this Note, a commitment fee of US$10,000, which fee shall be fully earned and non-refundable.

The amount and date of each Advance, its Applicable Interest Rate and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

Borrower may request an Advance hereunder upon the delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following:

(a)	no Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist under this Note;

(b)	Bank shall have received, reviewed and approved the applicable contract and any amendments thereto;

(c)	either (i) the Request for Advance must be submitted to Bank at least 45 days prior to the expiration of the EDC Guarantee, or (ii) Bank has received confirmation from EDC that the EDC Guarantee will remain effective with respect to the requested Advance until the Scheduled Payment Date;

(d)	each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “A” including but not limited to a copy of the applicable Guaranteed Contract, together with any amendments thereto, with a listing (including date and amount of such Advance) of all Advances under the applicable Guaranteed Contract obtained as of the date of the Request for Advance, the detailed calculations of all costs of material and labour costs, together with invoices, receipts and applicable account payable debits, Borrower’s confirmation of the maturity date of the EDC Guarantee then in effect and the estimated completion date of the Guaranteed Contract;

(e)	each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Toronto, Ontario time) on the proposed date of Advance in the case of Canadian Prime-based Advances and US Prime-based Advances;

(f)	in addition to the limits provided herein, the maximum amount of any Request for Advance shall not exceed the lesser of (i) the Equipment Formula Amount as of the date of determination, and (ii) together with all outstanding Advances, the Maximum Amount;

(g)	an Advance outstanding in one currency cannot be converted to an Advance in another currency; and

(h)	a Request for Advance, once delivered to Bank, shall not be revocable by Borrower; provided, however, as aforesaid, Bank shall not be obligated to make any Advance under this Note.

Borrower may prepay all or any part of the outstanding balance of any Canadian Prime-based Advance or US Prime-based Advance under this Note at any time. Any prepayment made in accordance with this paragraph shall be without premium or penalty.

In the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

The obligation of Borrower to make payment of the principal of and interest on this Note and any other amounts payable hereunder in the currency specified for such payment hereunder shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by Bank of the full amount of the particular currency expressed to be payable herein. Bank shall, using all amounts obtained or received from Borrower pursuant to any such tender or recovery in payment of principal of and interest hereunder, promptly purchase the applicable currency at the most favourable spot exchange rate determined by Bank to be available to it at such time. The obligation of Borrower to make payments in a particular currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable herein.

All payments to be made by Borrower under this Note shall be made without set-off or counterclaim and without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Borrower is compelled by law to make payments subject to such tax. In such event, Borrower shall (i) pay to Bank, for the account of Bank, such additional amounts as may be necessary to ensure that Bank receives a net amount equal to the full amount which would have been receivable under this Note had payment not been made subject to such tax, and (ii) send to Bank such certificates or certified copies of receipts as Bank shall reasonable require as proof of the payment by Borrower of any such taxes payable by Borrower. As used herein, the term “tax”, “taxes” and “taxation” includes all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge, together with interest thereon and fines and penalties with respect thereto, which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with any Advances hereunder or the indebtedness of Borrower under this Note, or the payment or delivery of funds into or out of any jurisdiction other than Canada.

If at any time and for any reason, the sum of the aggregate Advances hereunder to Borrower outstanding exceeds (or taking into account any Request for Advance, would exceed) the lesser of (i) the Equipment Formula Amount, or (ii) the Maximum Amount or the Equivalent Amount in US Dollars, Borrower shall, upon demand by Bank, until the necessary reductions of indebtedness under this paragraph have been fully made, repay the indebtedness outstanding hereunder and/or reduce any Requests for Advances submitted (or to be submitted) by Borrower in respect of such Advances, by the amount of such excess, to the full extent thereof. Any reduction of indebtedness required under this paragraph shall be accompanied by such other amounts as may be payable by Borrower to Bank under this Note as a result of such reductions.

If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Note or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Note or the Indebtedness outstanding hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then the undersigned shall pay to Bank, within fifteen (15) days of the undersigned’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to the undersigned, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the making or maintaining any Advances hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the making or maintaining of such Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to the making or maintaining any Advances hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

This Note and any other indebtedness and liabilities of any kind of Borrower to Bank, and any and all modifications, renewals or extensions thereof, whether joint or several, contingent or absolute, direct or indirect, now existing or later arising, and however evidenced (collectively the “Indebtedness”), are secured by and Bank is granted a security interest in all items at any time deposited in any account of Borrower with Bank and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with Bank, by all property of Borrower from time to time in the possession of Bank, and by any other collateral, rights and properties described in each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by Borrower, or others, to or for the benefit of Bank (collectively the “Collateral”).

If (a) Borrower or any guarantor under a guarantee of all or part of the Indebtedness (a “guarantor”) fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) Borrower or any guarantor fail(s) to comply with any of the terms or provisions of any agreement between Borrower or any guarantor and Bank; or (c) Borrower or any guarantor become(s) the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, which is not dismissed or stayed within 30 days (if a business entity) cease(s) doing business as a going concern, (if a natural person)

die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding, or (if a corporation or a limited liability company) is the subject of a dissolution, merger or consolidation; or (d) any warranty or representation made by Borrower or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete in any material respect; or (e) there is any termination, notice of termination, or breach of any guarantee, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) there is any failure by Borrower or any guarantor to pay, when due, any of its indebtedness (other than to Bank), or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness and such indebtedness has been accelerated; or (g) there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower or any guarantor or any of the Collateral for any amount in excess of C$500,000 including, without limit, any accounts of Borrower or any guarantor with Bank, then Bank, upon the occurrence and at any time during the continuance or existence of any of these conditions or events (each a “Default”), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower, charge interest at the default rate provided in the document evidencing the relevant Indebtedness, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower or which are granted to Bank under applicable law, or otherwise.

Borrower waives presentment, demand, protest, notice of dishonour, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any guarantor or any other party, whether with or without notice, shall affect the obligations of Borrower. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Borrower and the Indebtedness. Borrower agrees that Bank may provide information relating to this Note or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.

Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in the preparation, administration, collection or the attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

If this Note is signed by two or more parties, the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally. This Note shall bind Borrower and Borrower’s respective heirs, personal representatives, successors and assigns, and this Note shall enure to the benefit of Bank’s and Bank’s successors and assigns.

Payment of interest, as required hereunder, shall be deemed to be an acknowledgment by the Borrower of its continuing liability for the principal of and interest due under this Note.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Note and any related documents are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365 (or 366 days in the case of leap years).

For the purposes of this Note, the following terms have the following meanings:

“Advance” means a borrowing requested by Borrower and made by Bank under this Note, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a Canadian Prime-based Advance, US Prime-based Advance and the issuance of L/Cs.

“Aggregate Contract Advances” means the aggregate of all Advances made by Bank to Borrower during the term of the Guaranteed Contract from the date of the Guaranteed Contract through to the completion of the Guaranteed Contract and delivery of the goods to the applicable account debtor.

“Applicable Interest Rate” means the Canadian Prime Rate or the US Prime-based Rate, as selected by Borrower from time to time, or as otherwise determined in accordance with the terms and conditions of this Note.

“Applicable Margin” means (i) with respect to Advances bearing interest at the Canadian Prime Rate, 0.50%; and (ii) with respect to Advances bearing interest at the US Prime Referenced Rate, 0.0%.

“Business Day” means any day other than a Saturday, Sunday or holiday on which Bank is open for all or substantially all of its domestic and international commercial banking business (including dealings in foreign exchange) in Toronto, Ontario, and, in respect of notices and determinations relating to the Daily Adjusting LIBOR Rate, also a day on which dealings in US Dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England and in Detroit, Michigan, USA.

“Canadian Dollars” and the sign “C$” means the lawful money of Canada.

“Canadian Prime-based Advance” means an Advance which bears interest at the Canadian Prime-based Rate.

“Canadian Prime-based Rate” means for any day, that rate of interest which is equal to the sum of the Canadian Prime Rate plus the Applicable Margin.

“Canadian Prime Rate” means the per annum interest rate announced from time to time by Bank as being a reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, which rate is not necessarily the lowest rate on loans made by Bank at such time.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(a) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Bank and Borrower, or, in the absence of such agreement, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the US Dollar Advance which is to bear interest at such Daily Adjusting LIBOR Rate and for a period of one (1) month;

divided by

(b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“EDC” means Export Development Canada, a corporation established by an Act of the Parliament of Canada.

“EDC Guarantee” means the guarantee provided by EDC under their export guarantee program which guarantee is in full force and effect with a scheduled maturity date more than 45 days after the date of the first Request for Advance submitted for a Guaranteed Contract for which no previous Request for Advance was submitted.

“Equipment Formula Amount” means, without duplication, 90% of the aggregate total of costs of material plus labour costs for the Financed Goods as of the period of determination as evidenced by applicable invoices, receipts and account payable debit reports, provided such amount does not exceed 90% of the total purchase price provided in the applicable Guaranteed contract at any time.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displacing such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrowers and Bank.

“Financed Goods” means the goods which are the subject of the applicable Guaranteed Contract.

“Guaranteed Contract” means a contract for the manufacture of specialized transporters or other equipment for export from Canada which is guaranteed by the EDC Guarantee.

“Letter Agreement” means that certain amended and restated letter agreement by and between Borrower and Bank, dated as of even date herewith, as amended, modified or restated from time to time.

“Loan Documents” has the meaning ascribed thereto on the Letter Agreement.

“Maturity Date” means the day which is March 11, 2013.

“Maximum Amount” means US$2,000,000 of the Equivalent Amount in Canadian Dollars.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Service or such other page as may replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances of Schedule I banks.

“Request for Advance” means a Request for Advance issued by Borrower under this Note in the form annexed to this Note as Exhibit “A”.

“Scheduled Payment Date” means the date corresponding to (i) sixty (60) days after the Borrower ships the Financed Goods to, or as directed by, the purchaser of the Financed Goods, or (ii) five (5) Business Days after the Borrower receives payment in full for such Financed Goods.

“US Dollars” and the sign “US$” means the lawful money of the United States of America.

“US Prime-based Advance” shall mean an Advance which bears interest at the US Prime-based Rate.

“US Prime-based Rate” means for any day, that rate of interest which is equal to the sum of the US Prime Referenced Rate plus the Applicable Margin.

“US Prime Rate” means the annual rate of interest announced from time to time by Bank as being its reference rate then in effect for determining rates on US Dollar denominated commercial loans made by it in Canada, which rate is not necessarily the lowest rate on loans made by Bank at such time.

“US Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the US Prime Rate in effect on such day, but in no event and at no time shall the US Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the US Prime Referenced Rate for each such day shall be the US Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.

Borrower acknowledges that this Note is issued, delivered and accepted in Toronto, Ontario and any approval or extension of credit pursuant to this Note is extended by Bank from its office in Toronto, Ontario.

MANITEX LIFTKING, ULC

By:	/s/ David H. Gransee
Its:	VP & CFO

EXHIBIT “A”

REQUEST FOR ADVANCE

TO:	COMERICA BANK (the “Bank”)

The undersigned, MANITEX LIFTKING, ULC, an Alberta corporation (“Borrower”), hereby requests the Bank to make a(an)                              Advance under a Master Revolving Note dated as of December _____, 2011 in the principal amount of Two Million US Dollars (US$2,000,000) made by Borrower to Bank (the “Note”), pursuant to the following terms:

Export Development Canada Guarantee Maturity Date: _______________________

Scheduled delivery date of financed Goods: ______________________________

Account Debtor: __________________________________ (as identified in Guaranteed Contract)

For the first Request for Advance under a Guaranteed Contract, attached hereto as Exhibit A is a true copy of the executed Guaranteed Contract for which the Advance(s) is/are requested and for each subsequent Request for Advance under the applicable Guaranteed Contract, attached as Exhibit A is the name of the parties to the contract, the date of the contract and any amendments to the contract which have not been previously delivered to the Bank.

Attached hereto as Schedule A is a detailed list of each Advance requested under the above referenced Guaranteed Contract, including date of Advance, and amount (with currency identified).

A.	Material Costs:	US$___________ [attach invoices/receipts]

C$____________ [attach invoices/receipts]

B.	Labour Costs:	C$____________ [attach payable report showing payroll debits for period of determination or receipts as applicable]

C.	Total (A+B)	C/US$___________ [convert all totals to the currency of the advance being requested]

D.	90% of Total:	$__________________

Amount (from D): C$___________________ (If a Canadian Prime-based Advance)

US$__________________ (If a US Prime-based Advance)

Advance Date:                                                  , 20    .

The undersigned represents, warrants and certifies that no Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof, the undersigned will immediately pay such excess amount, without any necessity of notice or demand.

The undersigned hereby authorizes Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Note.

Dated this _____ day of ______________________, _____.

MANITEX LIFTKING, ULC

By:

Its: